EXHIBIT 10.46

Dresser-Rand S.A.
31, Bld Winston Churchill
76080 Le Havre cedex 7013
FRANCE
Telex	:190004
Téléphone	:02 35 25 52 25
Télécopie	:02 35 25 53 66
:02 35 25 53 67
Mme Nicoletta GIADROSSI

Le Havre, December 29, 2008
Mrs,
Following the interviews you have had with the Company’s Executives and your acceptance on December 17th of the offer in English which was sent to you by Mrs Elizabeth Powers on December 14th, I am pleased to confirm our offer of employment under an indefinite duration contract, details of which are explained hereafter:
Start Date : Your start date is scheduled to be January 1st, 2009.
Location : Your job location is our Le Havre Facility. In case you plan to relocate to Le Havre and need relocation assistance, we will be happy to discuss that with you separately.
The nature of your position will require business travels (in France and abroad) that you commit to accept, according to the instructions from D-R Company. Considering the nature of the responsibilities you will have and the international scope of this position, you may be required to execute your contract of employment in all locations of D-R, in France, in Europe, in Middle East, in Asia or in the USA.
Position : You will be employed as Vice-President & General Manager European Served Area), reporting to the President and CEO of D-R.
.../...

Contract of Mrs N. GIADROSSI—P2/3
Qualification : Cadre — Position III C— Coefficient 240.

Compensation : Your initial annual base salary is equal to €250,000 paid in 12 installments of €20,833.33. As our annual salary review occurs shortly after your start date, your next base salary review will occur in 2010.
You will be eligible for a Company car through Company’s rules.
The minimum annual remuneration guaranteed per national Collective Agreement of Cadres employees in Metallurgical Industries is equal to €68,928.
From the start date of your employment, you will participate in the annual management incentive program (AIM). The target payout level will be 50 % of your annual base salary and the maximum payout level will be 100% of your annual base salary. In the year of your hire, the Company will pay the incentive on a pro-rated basis based on your full months of service during the year. All other terms and conditions of the AIM program will be per the program summary which will be provided to you separately.
In addition you will be eligible to participate in the D-R long term incentive program (LTI). Our 2008 program includes a combination of stock options and restricted shares that vest on a pro-rata basis over a 4 year period. Your eligibility will be effective at your start date. You will receive your 2009 LTI grant, valued at €350,000 on our annual grant date of February 16, 2009.
Trial Period : Considering the importance of your position, and the level of qualification associated with it, you are exempted from any trial period.
Worktime : In your position, the Company assigns responsibilities to you that require a great independence in the organization of your time schedule (management of several businesses in various countries, of several top managers and a large headcount, accountability for major budgets, relationship with clients, with the Executive Staff of the Company, extensive business travels abroad). As such you are entitled to make decisions (strategic orientations, operational decisions, organization of the entities reporting to you, approval of budgets, purchases, and investments) in accordance with Company policies and your compensation is among the highest levels in the Company.
I confirm that you are part of the Cadres Dirigeants category as per article L 3111-2 of the Labor Code. Consequently, except for the subjects of the articles L 3141-1 and the following, vacation and labor laws on worktime are not applicable to you. Your compensation is fixed as a lump sum without any regards to number of hours worked and corresponds to your level of responsibilities, without any additional bonus for being a cadre dirigeant.
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Contract of Mrs N. GIADROSSI — P3/3

Cadres dirigeants get 2 additional vacation days that have to be used between February 1st and January 31st of the following year. They cannot be accrued. These days are pro-rated based upon number of months of service in case of start or leave during the period.
Your employment will follow rules of the national Collective Agreement of Cadres employees in Metallurgical Industries and the internal regulation.
You will be eligible to the following retirement and medical programs :

Retirement	IREC ET CAPIMMEC

15 Avenue du Centre
78281 ST QUENTIN EN YVELINES
Medical, death & disability	GAN — géré par GRAS SAVOYE

Le Vendôme
12-14 Rue du Centre
93197 NOISY LE GRAND
The validity of this contract is contingent to successful medical exams that will be scheduled shortly, as per labor laws.
You will have to inform D-R of any change that would occur in your situation as described during your recruitment process (address, family situation...)
I hope that you will confirm your acceptance of our offer as detailed in this letter . Please indicate your acceptance by signing and writing « read and approved » with the date.
We are looking forward to having you join our team,
Very truly yours
/s/ Didier Langree
Didier LANGREE
Directeur des Ressources Humaines
Read and approved
/s/ Nicoletta Giadrossi